Filed Pursuant to Rule 424(b)(2)

Registration No. 333-102723

PROSPECTUS SUPPLEMENT (To Prospectus dated February 4, 2003)
750 E. Pratt Street Baltimore, MD 21202 410-783-2800

$550,000,000

4.55% Notes due June 15, 2015

We are offering $550,000,000 of our 4.55% Notes due June 15, 2015.

We will pay interest on the notes semi-annually on June 15 and December 15, beginning December 15, 2003. We may redeem the notes at any time prior to maturity, in whole or in part, upon at least 30 days’ notice, at a redemption price equal to the principal amount of the notes to be redeemed plus a make-whole premium, together with accrued interest on such notes to the redemption date. The redemption provisions are more fully described in this prospectus supplement under CERTAIN TERMS OF THE NOTES. The notes will not be listed on any securities exchange.

	Price to Public (1)	Underwriting Commission	Proceeds, before Expenses, to Constellation Energy
Per note	99.552%	.675%	98.877%

Total	$547,536,000	$3,712,500	$543,823,500

(1)	Plus accrued interest, if any from June 13, 2003 to the date of delivery.

The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers on or about June 13, 2003.

We urge you to carefully read this prospectus supplement and the accompanying prospectus which will describe the terms of the offering before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

CITIGROUP BANC OF AMERICA SECURITIES LLC DEUTSCHE BANK SECURITIES

ABN AMRO INCORPORATED BNP PARIBAS CREDIT SUISSE FIRST BOSTON

LEHMAN BROTHERS MORGAN STANLEY

SCOTIA CAPITAL SUNTRUST ROBINSON HUMPHREY WACHOVIA SECURITIES

The date of this prospectus supplement is June 10, 2003.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus is accurate only as of their respective date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the attached prospectus contain information about Constellation Energy and the notes. They also refer to information contained in other documents that we file with the Securities and Exchange Commission. If this prospectus supplement is inconsistent with the prospectus or the documents that are incorporated by reference in the prospectus, rely on this prospectus supplement.

When we refer to “Constellation Energy,” “the Company,” “we,” “us,” or “our” in this prospectus supplement, we mean Constellation Energy Group, Inc.

FORWARD LOOKING STATEMENTS

We make statements in this prospectus and may make statements in any prospectus supplement that are considered forward looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as

“believes,” “expects,” “intends,” “plans,” and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties, and factors include, but are not limited to:

•	the timing and extent of changes in commodity prices for energy including coal, natural gas, oil, electricity and emissions allowances;

•	the timing and extent of deregulation of, and competition in, the energy markets in North America, and the rules and regulations adopted on a transitional basis in those markets;

•	the conditions of the capital markets, interest rates, availability of credit, liquidity and general economic conditions, as well as Constellation Energy’s and Baltimore Gas and Electric Company’s (BGE’s) ability to maintain their current credit ratings;

•	the effectiveness of Constellation Energy’s and BGE’s risk management policies and procedures and the ability of their counterparties to satisfy their financial and performance commitments;

•	the liquidity and competitiveness of wholesale trading markets for energy commodities;

•	operational factors affecting the start-up or ongoing commercial operations of our generating facilities (including nuclear facilities) and BGE’s transmission and distribution facilities, including catastrophic weather related damages, unscheduled outages or repairs, unanticipated changes in fuel costs or availability, unavailability of gas transportation or electric transmission services, workforce issues, terrorism, liabilities associated with catastrophic events and other events beyond our control;

•	the inability of BGE to recover all its costs associated with providing electric retail customers service during the electric rate freeze period;

•	the effect of weather and general economic and business conditions on energy supply, demand and prices;

•	regulatory or legislative developments that affect deregulation, transmission or distribution rates and revenues, demand for energy, or increase costs, including costs related to nuclear power plants, safety or environmental compliance;

•	the actual outcome of uncertainties associated with assumptions and estimates using judgment when applying critical accounting policies and preparing financial statements, including factors that are estimated in determining the fair value of energy contracts, such as the ability to obtain market prices and, in the absence of verifiable market prices, the appropriateness of models and model inputs (including, but not limited to, estimated contractual load obligations, unit availability, forward commodity prices, interest rates, correlation and volatility factors);

•	changes in accounting principles or practices;

•	the ability to attract and retain customers in our competitive supply business and to adequately forecast their energy usage;

•	losses on the sale or write down of assets due to impairment events or changes in management intent with regard to either holding or selling certain assets; and

•	cost and other effects of legal and administrative proceedings that may not be covered by insurance, including environmental liabilities.

These factors are not necessarily all of the important factors that could cause Constellation Energy’s actual results to differ materially from those expressed in any of its forward looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. Given these uncertainties, you should not place undue reliance on these forward looking statements. Please see Constellation Energy’s periodic reports filed with the SEC for more information on these factors. The forward looking statements included in this prospectus or any prospectus supplement are made only as of the date of this prospectus or such prospectus supplement.

USE OF PROCEEDS

The net proceeds from the sale of the notes will be used for general corporate purposes relating to our non-regulated businesses, including the repayment of bank debt. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

RATIO OF EARNINGS TO FIXED CHARGES

The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

Three Months Ended March 31,	Twelve Months Ended December 31,
2003	2002	2001	2000	1999	1998
2.10	3.33	1.18	2.78	2.87	2.60

The lower number for 2001 reflects the impact of $483 million of special costs incurred in the fourth quarter of 2001. For a discussion of these special costs please refer to Note 2 to our audited financial statements contained in the Current Report on Form 10-K for the year ended December 31, 2002. For information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and 10-Q. See WHERE YOU CAN FIND MORE INFORMATION.

CERTAIN TERMS OF THE NOTES

Interest Rate and Maturity

The notes will mature on June 15, 2015. The notes will pay interest at the fixed rate of 4.55% per annum, payable semiannually on June 15 and December 15, beginning December 15, 2003.

Interest on the notes will accrue from and include the date that the notes are issued to and excluding the date of maturity or redemption. Interest will be computed on the basis of a 360-day year of twelve 30-day months. On each interest payment date, we will pay interest on each note to the person in whose name the note is registered at the close of business on the 15th day before the interest payment date. If any payment date falls on a day that is not a Business Day, payment will be made on the next Business Day and no additional interest will be paid. “Business Day” means any day other than a Saturday or Sunday that is not a day on which banking institutions in Baltimore, Maryland, or in New York, New York, are authorized or obligated by law or executive order to be closed.

We may from time to time, without consent of the applicable existing note holders, create and issue further notes having the same terms and conditions as the notes being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest therein. Additional notes issued in this manner will form a single series with the previously outstanding notes.

The indenture provides that we can discharge and satisfy all of our obligations under the notes that are payable within one year, or under any series of notes that we deliver to the trustee (and that have not already been cancelled), by depositing with the trustee or any paying agent, enough funds to pay the principal and interest due or to become due on the notes until their maturity date.

Optional Redemption

We have the option to redeem all or any part of the notes at any time prior to their maturity date. We will give notice by mail of any redemption at least 30 days, but not more than 60 days, before a redemption date. We will pay a redemption price equal to the sum of:

1)	100% of the principal amount of notes being redeemed, plus

2)	all accrued and unpaid interest on those notes, plus

3)	any “make-whole premium.”

We will appoint an independent investment banking institution of national standing to calculate the make-whole premium. Citigroup Global Markets Inc. will make that calculation if: 1) we do not appoint someone else at least 30 days before the redemption date, or 2) the institution we appoint is unwilling or unable to make the calculation. If Citigroup Global Markets Inc. is unwilling or unable to make the calculation, then the trustee will appoint an independent investment banking institution of national standing to make the calculation.

The amount of the make-whole premium, if any, will be equal to the excess of:

1)	the sum of the present values, calculated as of the redemption date, of:

a)	each interest payment on each interest payment date after the redemption date that would have been paid on the notes (this does not include any accrued interest paid at the redemption date); and

b)	the principal amount that would have been payable at the final maturity of the notes being redeemed; over

2)	the principal amount of the notes being redeemed.

The independent investment banking institution will calculate the present values of interest and principal payments in accordance with generally accepted principles of financial analysis. The present values will be calculated by discounting the amount of each payment of interest or principal from the date that each payment would have been paid to the redemption date at a discount rate that is equal to the Treasury Yield (as defined below) plus 25 basis points.

The Treasury Yield in the calculation will be an annual interest rate that is equal to the weekly average yield to maturity of United States Treasury Notes having a constant maturity corresponding to the remaining term to maturity of the notes. This interest rate will be calculated to the nearest 1/12th of a year. The independent investment banking institution will determine the Treasury Yield on the third business day before the redemption date.

The independent investment banking institution will determine the weekly average yields of United States Treasury Notes from the most recent statistical release published by the Federal Reserve Bank of New York entitled “H.15(519) Selected Interest Rates” or any successor publication. If the H.15 Statistical Release gives a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the remaining term of the notes, then the Treasury Yield will equal that weekly average yield. In all other cases, the independent investment banking institution will calculate the Treasury Yield by interpolating, on a straight-line basis, the weekly average yields from the H.15 Statistical Release on the United States Treasury Notes having a constant maturity closest to but greater than the remaining term of the notes and the United States Treasury Notes having a constant maturity closest to and less than the remaining term. The independent investment banking institution will round any weekly average yields calculated by interpolation to the nearest 1/100th of 1%, and will round the percentage up for any figure of 1/200th of 1% or above.

If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release, or anywhere else, the independent investment banking institution will select comparable rates and calculate the Treasury Yield using these rates.

The redemption will not be made unless the redemption moneys are received by the Trustee by the redemption date. The failure to redeem will not be an event of default.

UNDERWRITING

We are selling the notes to the underwriters named in the table below pursuant to a purchase agreement dated June 10, 2003, and each of the underwriters has severally agreed to purchase from us the respective amount of notes set forth opposite its name:

Underwriter	Principal Amount of the 4.55% Notes due June 15, 2015
Citigroup Global Markets Inc.	$110,000,000
Banc of America Securities LLC	110,000,000
Deutsche Bank Securities Inc.	110,000,000
ABN AMRO Incorporated	27,500,000
BNP Paribas Securities Corp.	27,500,000
Credit Suisse First Boston LLC	27,500,000
Lehman Brothers Inc.	27,500,000
Morgan Stanley & Co. Incorporated	27,500,000
Scotia Capital (USA) Inc.	27,500,000
SunTrust Capital Markets, Inc.	27,500,000
Wachovia Securities, LLC	27,500,000

Total	$550,000,000

The obligations of the several underwriters to purchase the notes are subject to certain conditions as set forth in the purchase agreement. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

Our expenses associated with the offer and sale of the notes, excluding underwriting commissions and advisory fees, are estimated to be approximately $400,000.

The underwriters may also offer the notes to certain securities dealers at the offering price on the cover of this prospectus supplement less a concession of 0.4% for the notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of 0.25% to certain brokers and dealers. After the initial public offering, the public offering price, concession and discount may be changed.

There is no established trading market for the notes, and the underwriters are not obligated to make a market in the notes. We cannot predict the amount of trading or liquidity of the notes.

In connection with the offering, the underwriters may engage in transactions that stabilize the price of the notes. These transactions may include purchases for the purpose of fixing or maintaining the price of the notes.

The underwriters may create a short position in the notes in connection with the offering. That means they sell a larger principal amount of the notes than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase notes in the open market to reduce the short position.

If the underwriters purchase the notes to stabilize the price or to reduce their short position, the price of the notes could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that purchases may have on the price of the notes and any of such transactions may be discontinued at any time.

We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters may be required to make in respect of any of those liabilities.

From time to time, in the ordinary course of business, the underwriters and their respective affiliates have engaged and may in the future engage, in commercial and/or investment banking transactions with Constellation Energy and its affiliates.

EXPERTS

The financial statements and financial statement schedule incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K of Constellation Energy Group, Inc. for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND

MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the notes.

•	Annual Report on Form 10-K for the period ending December 31, 2002.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

•	Current Reports on Form 8-K dated April 24, 2003, April 30, 2003 and May 22, 2003.

Please refer to Where You Can Find More Information on page 28 of the accompanying prospectus to see how you can find more information about us.

$2,000,000,000 UNSECURED DEBT SECURITIES COMMON STOCK PREFERRED STOCK WARRANTS STOCK PURCHASE CONTRACTS UNITS	Constellation Energy Group, Inc. 750 E. Pratt Street Baltimore, Maryland 21202 (410) 783-2800

P R O S P E C T U S

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. Our common stock is listed on the New York Stock Exchange under the symbol “CEG.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The supplement may also add, update or change information contained in this prospectus.

There are risks involved with purchasing these securities. Please refer to the “RISK FACTORS” discussion beginning on page 4 of this prospectus.

We urge you to carefully read this prospectus and the prospectus supplement, which will describe the specific terms of the offering together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION” before you make your investment decision.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

February 4, 2003

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this prospectus is accurate only as of its date.

When we refer to “Constellation Energy,” “the Company,” “we,” “us,” or “our” in this prospectus, we mean Constellation Energy Group, Inc.

FORWARD LOOKING STATEMENTS

We make statements in this prospectus and may make statements in any prospectus supplement that are considered forward looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as “believes,” “expects,” “intends,” “plans,” and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties, and factors include, but are not limited to:

•	the timing and extent of changes in commodity prices for energy including coal, natural gas, oil, electricity and emissions allowances;

•	the timing and extent of deregulation of, and competition in, the energy markets in North America, and the rules and regulations adopted on a transitional basis in those markets;

•	the conditions of the capital markets, interest rates, availability of credit, liquidity and general economic conditions, as well as Constellation Energy’s and Baltimore Gas and Electric Company’s (BGE) ability to maintain their current credit ratings;

•	the effectiveness of Constellation Energy’s and BGE’s risk management policies and procedures and the ability of their counterparties to satisfy their financial and performance commitments;

•	the liquidity and competitiveness of wholesale trading markets for energy commodities;

•

operational factors affecting the start-up or ongoing commercial operations of our generating facilities (including nuclear facilities) and BGE’s transmission and distribution facilities, including catastrophic weather related damages, unscheduled outages or repairs, unanticipated changes in fuel costs or availability, unavailability of gas transportation or electric transmission services, workforce issues, terrorism, liabilities associated with catastrophic events and other events beyond our control;

•	the inability of BGE to recover all its costs associated with providing electric retail customers service during the electric rate freeze period;

•	the effect of weather and general economic and business conditions on energy supply, demand and prices;

•	regulatory or legislative developments that affect deregulation in Maryland, in the Pennsylvania-New Jersey-Maryland Interconnection or other regions in which we operate, transmission or distribution rates and revenues, demand for energy, or increase costs, including costs related to nuclear power plants, safety or environmental compliance;

•	the actual outcome of uncertainties associated with assumptions and estimates using judgment when applying critical accounting policies and preparing financial statements, including factors that are estimated in applying mark-to-market accounting, such as variable contract quantities and the value of mark-to-market assets and liabilities determined using models;

•	changes in accounting principles or practices;

•	the ability to attract and retain customers in our competitive supply business;

•	losses on the sale or write down of assets due to impairment events or changes in management intent with regard to either holding or selling certain assets;

•	cost and other effects of legal and administrative proceedings that may not be covered by insurance, including environmental liabilities; and

•	operation of our generation assets in a deregulated market without the benefit of a fuel rate adjustment clause.

THESE FACTORS AND THE OTHER RISK FACTORS DISCUSSED IN THIS PROSPECTUS, INCLUDING UNDER THE HEADING, “RISK FACTORS” ARE NOT NECESSARILY ALL OF THE IMPORTANT FACTORS THAT COULD CAUSE CONSTELLATION ENERGY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY OF ITS FORWARD LOOKING STATEMENTS. OTHER UNKNOWN OR UNPREDICTABLE FACTORS ALSO COULD HAVE MATERIAL ADVERSE EFFECTS ON OUR FUTURE RESULTS. GIVEN THESE UNCERTAINTIES, YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD LOOKING STATEMENTS. PLEASE SEE CONSTELLATION ENERGY’S PERIODIC REPORTS FILED WITH THE SEC FOR MORE INFORMATION ON THESE FACTORS. THE FORWARD LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT ARE MADE ONLY AS OF THE DATE OF THIS PROSPECTUS OR SUCH PROSPECTUS SUPPLEMENT.

THE COMPANY

Constellation Energy Group, Inc., or Constellation Energy, is a North American energy company that conducts its business through various subsidiaries including a merchant energy business and Baltimore Gas and Electric Company, or BGE. Our merchant energy business has electric generation assets located in various regions of the United States and engages in power marketing and risk management and competitive supply activities, providing energy solutions to meet customers’ needs throughout North America. This business includes:

•	fossil, nuclear and hydroelectric generating facilities, interests in power projects in the United States and nuclear consulting services;

•	power marketing, origination transactions (such as load-serving, tolling contracts, and power purchase agreements), and risk management services; and

•	supply of electricity, gas and consulting services to large commercial and industrial customers.

BGE is a regulated electric and gas public transmission and distribution company with a service territory that includes the City of Baltimore and all or part of ten counties in central Maryland. BGE’s electric delivery territory is an area of approximately 2,300 square miles with an estimated population of 2.7 million. BGE’s gas service territory is an area of approximately 800 square miles with an estimated population of 2.0 million.

Our other nonregulated businesses provide:

•	energy products and services to commercial customers;
•	home improvements, the service of heating, air conditioning, plumbing, electrical and indoor air quality systems and residential electric and gas retail marketing; and

•	cooling services for commercial customers in Baltimore, Maryland.

In addition, we have several financial investments, own several real estate assets and own interests in a Latin American distribution project and a fund that holds interests in two Latin American energy projects.

RISK FACTORS

Constellation Energy’s revenues and results of operations are subject to market risks that are beyond its control.

Constellation Energy sells electricity from its power generation facilities into the competitive power markets on a contractual basis or into the spot market. No rate of return on capital investments is guaranteed through mandated rates, and revenues and results of operations are likely to depend, in large part, upon prevailing market prices for electricity in regional markets and other competitive markets. These market prices may fluctuate substantially over relatively short periods of time. In addition, the Federal Energy Regulatory Commission, or FERC, which has jurisdiction over wholesale power rates, as well as independent system operators that oversee some of these markets, may impose price limitations, bidding rules and other mechanisms to address some of the volatility in these markets. Fluctuations in market prices and regulatory actions by FERC or independent system operators could reduce revenues from power sales.

Currently, Constellation Energy’s power generation facilities purchase a portion of their fuel through short-term contracts or on the spot market. Fuel prices may also be volatile, and the price that can be obtained for power sales may not change at the same rate as changes in fuel costs. Also, Constellation Energy’s trading, marketing and risk management operations expose it to other risks, including the credit risk of counterparties to agreements and other risks relating to counterparties’ failure to perform, and to the risk of commodity price fluctuations. BGE is also exposed to market risk if its electricity suppliers are unable to perform their obligations. Fuel price increases and defaults by suppliers and other counterparties may adversely affect our results of operations.

Volatility in market prices for fuel and electricity may result from among other things:

•	weather conditions,

•	seasonality,

•	electricity usage,

•	illiquid markets,

•	transmission or transportation constraints or inefficiencies,

•	availability of competitively priced alternative energy sources,

•	demand for energy commodities,

•	natural gas, crude oil and refined products, and coal production levels,

•	natural disasters, wars, embargoes and other catastrophic events, and

•	federal and state energy and environmental regulation, legislation and policies.

Operation of power generation facilities involves significant risks that could negatively affect Constellation Energy’s revenues and results of operations.

Constellation Energy is exposed to risks relating to the breakdown or failure of equipment or processes, fuel supply interruptions, shortages of equipment, material and labor, and operating performance below expected levels of output or efficiency. A portion of Constellation Energy’s generation facilities were constructed many years ago. Older generating equipment may require significant capital expenditures to keep it operating at peak efficiency. This equipment is also likely to require periodic upgrading and improvement.

Any event which results in reduced power generation, may cause a shortfall in power generation. Constellation Energy may then have to purchase power to cover any shortfalls in its generation in the spot market, the cost of which may be substantially higher than the cost of generating that power, which may result in reduced earnings.

Constellation Energy may be liable for significant environmental costs.

In connection with its electric generation facilities and the activities of BGE, we may be liable for costs of environmental remediation, including costs resulting from the operations of third-party owners as well as the potential costs of complying with new or revised regulatory requirements. The actual cost of compliance and remediation could be significantly higher than the recorded liabilities.

We may also be required to assume these types of environmental liabilities, as well as others, in connection with future acquisitions. As a result, we may be liable for significant environmental remediation costs and other liabilities arising from the operation of its facilities, which could reduce our earnings.

Constellation Energy is exposed to risks relating to the ownership and operation of nuclear power plants.

Constellation Energy owns and operates nuclear electric generation plants. Ownership and operation of these plants expose Constellation Energy to risks in addition to those that result from owning and operating non-nuclear electric generation facilities. Risks associated specifically with the operation and cost of operation of nuclear plants include changing federal and state environmental requirements relating specifically to nuclear facilities, safety, terrorism, accidents at the nuclear plants, nuclear plant decommissioning costs, storage and ultimate disposal of spent nuclear fuel, disposal of hazardous materials and waste, monitoring of discharges into the environment and any required remediation of any site that is identified as contaminated. Any of these risks could result in substantial liabilities or expenses for us and reduce our earnings or harm our liquidity. In addition, the Nuclear Regulatory Commission has the authority to modify, suspend or revoke the operating license for any of our nuclear power facilities if it determines that such action is necessary to ensure the public health and safety. Such action would have a negative impact on our revenues.

Constellation Energy often relies on single suppliers and at times on single customers at its facilities, exposing Constellation Energy to significant financial risks if either should fail to perform its obligations.

Constellation Energy often relies on a single supplier for the provision of fuel, water and other services required for operation of a facility, and at times, it relies on a single customer or a few customers to purchase all or a significant portion of a facility’s output, in some cases under long-term agreements that provide the support for any project debt used to finance the facility. The failure of any one customer or supplier to fulfill its contractual obligations to the facility could negatively imipact such facility’s financial results. Consequently, our financial performance depends on the continued performance by customers and suppliers of their obligations under these long-term agreements.

Reduced liquidity in the markets in which Constellation Energy operates could impair our ability appropriately manage the risks of our operations.

As a result of recent market events (such as government investigations, changes in market design and deteriorating credit quality), several merchant energy businesses have ended or significantly reduced their energy trading activities. As a result, beginning in the second quarter of 2002, several regional energy markets experienced a significant decline in liquidity. Reduced market liquidity, may restrict our ability to manage our risks, and thereby weaken our operating results and financial position.

Constellation Energy may not fully hedge its generation assets, competitive supply or market positions against changes in commodity prices, and its hedging procedures may not work as planned.

To lower its financial exposure related to commodity price fluctuations, Constellation Energy routinely enters into contracts to hedge a portion of its purchase and sale commitments, weather positions, fuel requirements, inventories of natural gas, coal and other commodities, and competitive supply. As part of this strategy, Constellation Energy routinely utilizes fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. However, Constellation Energy may not cover the entire exposure of its assets or positions to market price volatility and the coverage will vary over time. Fluctuating commodity prices may negatively impact our financial results and financial position to the extent we have unhedged positions.

Our risk management policies and procedures may not always work as planned. As a result of these and other factors, Constellation Energy cannot predict with precision the impact that risk management decisions may have on its businesses, operating results or financial position.

Constellation Energy is exposed to the risk that counterparties which owe it money or energy as a result of market transactions will not perform their obligations. Should the counterparties to these arrangements fail to perform, Constellation Energy might be forced to acquire alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, Constellation Energy might incur additional costs to the extent of amounts, if any, already paid to the counterparties.

In connection with its operations, Constellation Energy has, and will continue to, guarantee or indemnify the performance of a portion of the obligations of its subsidiaries. Some of these guarantees and indemnities are for fixed amounts, others have a fixed maximum amount and others do not specify a maximum amount. Constellation Energy might not be able to satisfy all of these guarantees and indemnification obligations if they were to come due at the same time.

Constellation Energy operates in the deregulating segments of the electric power industry created by restructuring initiatives at both state and federal levels. If competitive restructuring of the electric power industry is reversed, discontinued or delayed, Constellation Energy’s business prospects and financial condition could be materially adversely impaired.

The regulatory environment applicable to the electric power industry has recently undergone substantial changes as a result of restructuring initiatives at both the state and federal levels. These initiatives have had a significant impact on the nature of the industry and the manner in which its participants conduct their business. Constellation Energy has targeted the deregulating segments of the electric power and natural gas industries created by these initiatives. These changes are ongoing and Constellation Energy cannot predict the future development of deregulation in these markets or the ultimate effect that this changing regulatory environment will have on its business.

Moreover, existing regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to Constellation Energy or its facilities, and future changes in laws and regulations may have a detrimental effect on its business. Certain restructured markets (most notably California) have recently experienced supply problems and price volatility. These supply problems and volatility have been the subject of a significant amount of publicity, much of which has been critical of the restructuring initiatives. In some of these markets, including California, proposals have been made by governmental agencies and/or other interested parties to re-regulate areas of these markets which have previously been deregulated. Other proposals to re-regulate may be made and legislative or other attention to the electric power restructuring process may delay or reverse the deregulation process. If competitive restructuring of the power and natural gas markets is reversed, discontinued or delayed, Constellation Energy’s business prospects and financial condition could be negatively impacted.

Constellation Energy’s results may fluctuate on a seasonal and quarterly basis.

Our business is affected by weather conditions and usually is seasonal. Consequently, the overall operating results of Constellation Energy may fluctuate substantially on a seasonal basis, and the pattern of this fluctuation may change depending on the nature and location of any facilities Constellation Energy acquires and the terms of any contract to which it becomes a party. The demand for energy by Constellation Energy’s customers is directly affected by weather conditions. Generally, demand for power peaks in winter and summer. Typically, when winters are warmer than expected and summers are cooler than expected, demand for energy is lower, resulting in less electric and gas consumption than forecasted. These and other unexpected conditions may reduce our revenues and results of operations. First and third quarter results of operations will be substantially dependent on weather conditions, and may make period comparisons less relevant. Any substantial fluctuations in operating results for fiscal quarters or on a year to year basis may cause Constellation Energy’s stock price to be volatile.

A downgrade in our credit ratings could negatively affect our ability to access capital and/or operate our power marketing, origination and risk management business.

If any of our credit ratings were to be downgraded, especially below investment grade,

our ability to access the capital markets, including the commercial paper markets, could be hindered, and our borrowing costs would increase. Additionally, the business prospects of our power marketing, origination and risk management and competitive supply businesses, which in many cases rely on the creditworthiness of Constellation Energy, would be negatively impacted. Some of the factors that affect credit ratings are cash flows, liquidity and the amount of debt as a component of total capitalization. An example of factors that could cause our debt as a component of total capitalization to increase, which in turn could negatively effect our credit ratings, would be the need to borrow money to pay for unexpected repairs at a generating facility caused by a catastrophic event, or replacement power costs due to an unplanned outage, neither of which were covered by insurance.

Constellation Energy, and BGE particularly, are subject to state and federal regulation. Changes in regulations could have a material adverse impact on Constellation Energy’s results of operations.

Constellation Energy and BGE are subject to federal and state regulation, including environmental regulation. BGE is also subject to extensive regulation from both the State of Maryland and the federal government, particularly the FERC. Regulation that impacts BGE includes rate regulation by the Maryland Public Service Commission and FERC regulation regarding electric transmission assets and rates. In addition, areas of our business that are currently subject to less regulation (for example energy trading) could become subject to more extensive regulation. We cannot predict the future development of regulations or the ultimate effect that a changing regulatory environment will have on Constellation Energy’s or BGE’s business.

Several examples of regulation are:

•	The Clean Air Act and many state laws require significant reductions in sulfur dioxide and nitrogen oxide emissions that are emitted by our generation plants, particularly our coal plants. In addition, the Environmental Protection Agency is evaluating the health impacts of mercury emissions from our coal-fired plants. Current or future rulemakings in either of these areas could have a material impact on Constellation Energy’s operations or revenues.

•	The electric restructuring Maryland enacted in 1999 could be changed in the future in ways that would be adverse to our business. As part of the restructuring, BGE’s electric base rates are frozen until 2004 for certain commercial customers and 2006 for residential customers. BGE may not be able to recover increased operations, maintenance or capital costs it may experience while its rates are frozen. In addition, BGE is currently involved in settlement proceedings with the Maryland Public Service Commission that address BGE’s obligations to provide “standard offer service” to commercial and industrial customers after June 30, 2004 and to residential customers after June 30, 2006. Since these proceedings are ongoing, we do not yet know whether the final settlement will have a negative impact on Constellation Energy’s operations or revenues.

Anti-takeover provisions in Constellation Energy’s charter and bylaws and under Maryland law could prevent or delay transactions that Constellation Energy’s stockholders may favor.

Provisions of Constellation Energy’s charter and bylaws may discourage, delay or prevent a merger or acquisition that its stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their equity. For example, these provisions:

•	authorize the issuance of “blank check” preferred stock without any need for action by stockholders;

•	provide for a classified board of directors with staggered three-year terms;

•	allow for directors to be removed only for cause and upon the vote of a majority of the stockholders; and

•	establish procedures and restrictions for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

While Constellation Energy has not adopted a stockholder rights plan intended to protect stockholders in the event of an unfair or coercive offer to acquire Constellation Energy, Maryland law permits us to adopt such a plan at any time without approval of the stockholders. If adopted, the stockholder rights plan would have anti-takeover effects. The rights plan would cause substantial dilution to a person or group that attempts to acquire Constellation Energy and would discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares.

Constellation Energy has opted out of the provisions of Maryland’s control share statute, which provides that shares acquired in a controlled share acquisition (shares with more than one-tenth, one-third, and a majority of the power to vote generally in an election of directors) have no voting rights except as approved by the affirmative vote of two-thirds of all disinterested stockholders. However, Our board of directors may opt back into the statute as an anti-takeover measure.

USE OF PROCEEDS

Except as otherwise provided in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes relating to our merchant energy business. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

RATIO OF EARNINGS TO FIXED CHARGES

The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

Nine Months Ended September 30,	Twelve Months Ended December 31,
2002	2001	2000	1999	1998	1997
2.60	1.18	2.78	2.87	2.60	2.35

The lower number for 2001 reflects the impact of $533 million of special items incurred in the fourth quarter of 2001. For a more complete discussion of these special items (which include workforce reduction programs, impairments of certain assets and the cost associated with the termination of a business services agreement), please refer to our Annual Report on Form 10-K for the year ended December 31, 2001. For current information on the Ratio of Earnings to Fixed Charges, please see our most recent reports on Form 10-K or Form 10-Q. See “Where You Can Find More Information.”

DESCRIPTION OF THE DEBT SECURITIES

General

This section summarizes terms of the debt securities that we may offer with this prospectus. Most of the specific terms of a series of debt securities will be described in a prospectus supplement attached to this prospectus and may vary from the terms described herein. For a complete description of the terms of a particular offering of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular offering.

We will issue the debt securities under an indenture. The indenture is a contract between us and the trustee, The Bank of New York, dated as of March 24, 1999 as supplemented on January 24, 2003. The trustee has two main roles. First, the trustee can enforce the rights of holders of the debt securities against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later in this section under “Events of Default.” Second, the trustee performs certain administrative duties for the holders of debt securities, such as sending interest payments and notices, and implementing transfers of debt securities.

A copy of the indenture has been filed with the SEC and is an exhibit to the registration statement which contains this prospectus. See “Where You Can Find More Information” to find out how to locate our filings with the SEC. The indenture and the debt securities are governed by New York law.

The indenture is summarized below. Because it is a summary, it does not contain all of the information that may be important to you. You should read the indenture to get a complete understanding of your rights and our obligations under the provisions described in this section under “Events of Default,” “Supplemental Indentures,” and “Consolidation, Merger or Sale.” This summary is subject to, and qualified in its entirety by, reference to all the provisions of the indenture. We include references in parentheses to certain sections of the indenture. This summary also is subject to, and qualified by, reference to the description of the particular terms of each series of debt securities described in the applicable prospectus supplement.

The indenture does not limit the amount of debt securities that may be issued. There are existing series of debt securities outstanding under the indenture and we may issue additional multiple and distinct series of debt securities. For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

The debt securities are unsecured and will rank equally with all our unsecured indebtedness unless expressly subordinated. The debt securities will be subordinate to all of our secured indebtedness, if any. The indenture does not limit the amount of indebtedness that our subsidiaries may incur. This subsidiary debt effectively ranks senior to any debt securities we may issue. For current information on our subsidiary debt outstanding, see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

The debt securities will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. The applicable prospectus supplement will describe whether the debt securities will be subject to any conversion, amortization, or sinking or similar fund. It is anticipated that the debt securities will be “book-entry,” represented by a permanent global debt security registered in the name of The Depository Trust Company, or its nominee. However, we reserve the right to issue debt securities in certificated form registered in the name of the debt security holders.

Unless the applicable prospectus supplement states otherwise, we may from time to time, without the consent of the applicable existing note holders, create and issue further notes of each series ranking equally with the other notes of the series having the same terms and conditions as the notes of such series being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest therein. Additional notes issued in this manner will form a single series with the previously outstanding notes of that series.

In the discussion that follows, whenever we talk about paying principal on the debt securities, we mean at maturity, redemption or repurchase. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time, unless otherwise noted.

The applicable prospectus supplement will describe the terms for the debt securities including:

•	title of the securities,

•	any limit on the aggregate principal amount of the debt securities of that series,

•	maturity date,

•	interest rate or rates (or the method to calculate such rate)

•	remarketing provisions,

•	redemption or repurchase provisions,

•	if other than the principal amount, the portion of the principal amount payable upon maturity (known as discounted debt securities)

•	whether, and on what terms and at what prices, the debt securities may be converted into or exercised or exchanged for our common stock, preferred stock or any other type of security, and

•	any other provisions. (Section 3.01)

OWNERSHIP OF THE DEBT SECURITIES

Direct Securityholders

Only registered holders of debt securities will have rights under the indenture. As noted below, we do not have obligations to you if you hold in “street name” or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global debt securities as described below. For example, once we make payment to the registered securityholder, we have no further responsibility for the payment even if that securityholder is legally required to pass the payment along to you as a “street name” customer but does not do so.

“Street Name” and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal securityholders. This is called holding in “street name.” Instead, we recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities to their customers. If you hold debt securities in “street name,” you should check with your own institution to find out:

•	how it handles securities payments and notices,

•	whether it imposes fees or charges,

•	how it would handle voting if ever required,

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct securityholder as described below to the extent permitted, and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for securityholders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. This means that we will not issue certificates to each beneficial owner. If we choose to issue debt securities in the form of global debt securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global debt security be registered in the name of a financial institution which we select and by requiring that the debt securities included in the global debt security not be transferred to the name of any other direct securityholder unless the special circumstances described below occur. The financial institution that acts as the sole direct securityholder of the global debt securities is called the “depositary.” Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn is a participant with the depositary. The applicable prospectus supplement will indicate whether your series of debt securities will be issued only in the form of global debt securities.

An indirect holder’s rights relating to a global debt security will be governed by the account rules of the investor’s financial institution and the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a securityholder and instead deal only with the depositary.

An investor should be aware that if debt securities are issued only in the form of global debt securities:

•	the investor cannot get debt securities registered in his or her own name, and

•	the investor cannot receive physical certificates for his or her interest in the debt securities. This means these securities may not be pledged as security under the laws of some jurisdictions.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant’s accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, LLC, and the National Association of Securities Dealers, Inc.

When applicable, we will wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

Global securities will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

•	the depositary notifies us that it is unwilling or unable to continue as depositary or if it ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days;

•	an event of default with respect to the debt securities of that series has occurred and has not been cured (see “Events of Default”); or

•	we determine not to have the debt securities of a series to be represented by a global debt security and notify the trustee of our decision. (Section 3.04)

The applicable prospectus supplement may also list additional situations for requiring a global debt security to be exchanged for a certificated security that would apply only to the particular series of debt securities covered by that prospectus supplement. When a global debt security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct securityholders. (Section 3.04)

In the remainder of this description “you” means direct securityholders and not “street name” or other indirect holders.

ADDITIONAL MECHANICS

Form, Exchange and Transfer

In the absence of any contrary provision described in the prospectus supplement for any specific series of debt securities, the debt securities will be issued:

•	in registered form;

•	without interest coupons; and

•	in denominations that are multiples of $1,000. (Section 3.02)

You may have your debt securities exchanged into more debt securities of smaller denominations, with a minimum of $1,000, or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 3.04) This is called an “exchange.”

You may exchange or transfer debt securities at the office of the trustee or at an agency to be maintained by us for such purpose. The trustee acts as our agent for registering debt securities in the names of securityholders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers. (Section 3.04)

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rule governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if we and the security registrar are satisfied with your proof of ownership. (Section 3.04)

Payment and Paying Agents

We will pay interest to you if you are a securityholder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “record date” and is stated in the prospectus supplement. (Sections 3.02 and 5.01) Securityholders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered securityholder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller.

We have appointed the trustee as paying agent, and we will pay interest, principal and any other money due on the debt securities at the principal office of the trustee in New York City. That office is currently located at 101 Barclay Street, Floor 8 West, New York, New York 10286; Attention: Corporate Trust Administration. We may also have additional payment offices or change them, or act as our own paying agent. (Section 5.02)

Single holders of over $5 million in principal amount of debt securities can request that payment of principal and interest be wired to them by contacting the paying agent at the address set forth above at least three (3) business days prior to the payment date. Otherwise, payments will be made by check. (Section 3.02)

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Remarketing

We may issue debt securities with remarketing features that allow securityholders the option to sell their debt securities back to us. In turn, we may have the option to retire those debt securities or remarket and sell them to new holders.

Redemption

We may have the right to redeem or otherwise repurchase debt securities at our option. If the debt securities are redeemable, except as otherwise set forth in the note for such series, we may partially redeem the debt securities only in multiples of $1,000. (Section 4.01) Notice of redemption will be provided at least 30, but no more than 60, days prior to the date of redemption. (Section 4.04) If we do not redeem all debt securities in a series at one time, the trustee will select the debt securities to be redeemed in a manner it determines to be appropriate and fair. (Section 4.03) If a debt security is only partially redeemed, we will issue a new debt security of the same series in an amount equal to the unredeemed portion of the debt security. (Section 4.06)

Repurchase

If the debt securities are subject to a repurchase option, the debt securityholder may have the right to cause us to repurchase the debt securities.

For global debt securities, unless otherwise provided in the applicable prospectus supplement, participants, on behalf of the owners of beneficial interests in the global debt securities, may exercise the repurchase option by delivering written notice to our paying agent, The Bank of New York, at least 30, but no more than 60, days prior to the date of repurchase (101 Barclay Street, Floor 8 West, New York, New York 10286, Attention: Corporate Trust Administration). The paying agent must receive notice by 5:00 p.m. on the last day for giving notice. Procedures for the owners of beneficial interests in global debt securities to notify their participants of their desire to have their debt security repurchased will be governed by the customary practices of the participant. The written notice to the paying agent must state the principal amount to be repurchased. It is irrevocable, and a duly authorized officer of the participant (with signatures guaranteed) must sign it.

Unless otherwise specified in the applicable prospectus supplement, debt securityholders who hold their securities directly and who desire to exercise their repurchase option must notify the paying agent at least 30, but not more than 45, days prior to the repayment date by providing the paying agent:

•	the certificated debt security, with the section entitled “Option to Elect Repayment” on the reverse of the debt security completed; or

•	a fax or letter (first class, postage prepaid) from a member of a national securities exchange, the National Association of Securities Dealers, or a bank or trust company in the United States which states the following:

à	the name of the holder;

à	the principal amount of the debt security and the amount to be repurchased;

à	the certificate number or the maturity and a description of the terms of the security;

à	a statement that you wish to sell all or a portion of your note; and

•	A guaranty that the debt security with the section entitled “Option to Elect Repayment” on the reverse of the debt security completed, will be received by the paying agent within 5 business days.

The debt security and form must be received by the paying agent by such 5th business day. Your notice of repurchase is irrevocable.

If you sell a portion of a debt security, the old debt security will be canceled and a new debt security for the remaining principal amount will be issued to you.

INTEREST RATE

The following terms will apply to any issue of debt securities unless otherwise indicated in the applicable prospectus supplement. The interest rate on the debt securities will either be fixed or floating as indicated in the applicable prospectus supplement. The interest paid will include interest accrued to, but excluding, the date of maturity, redemption or repurchase. Interest is generally payable to the person in whose name the debt security is registered at the close of business on the record date applicable to each interest payment date. Interest payable at maturity, redemption, or repurchase, however, will be payable to the person to whom principal is payable.

The interest payment on any debt security originally issued between a record date and interest payment date or on an interest payment date will be made on the interest payment date after the next record date. Interest payments, other than those payable at maturity, redemption or repurchase will be paid, at our option, by check or wire transfer.

EVENTS OF DEFAULT

An “Event of Default” with respect to a series of securities means any of the following:

•	we fail to pay the principal of (or premium, if any, on) any debt security of that series when due and payable;

•	we fail to pay any interest on any debt security of that series for 30 days after such is due;

•	we fail to observe or perform any other covenants or agreements set forth in the debt securities of that series, or in the indenture in regard to such debt securities, continuously for 60 days after notice (which must be sent either by the Trustee or holders of at least 33% of the principal amount of the affected series);

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement.

An Event of Default for a particular series of debt securities does not necessarily mean that an Event of Default has occurred for any other series of debt securities issued under the indenture. If an Event of Default has occurred and has not been cured, the trustee or the holders of not less than 33% of the principal amount of the debt securities of the affected series may declare the entire principal of the debt securities of such series due and payable immediately. Subject to certain conditions, if we deposit with the trustee enough money to remedy the default and there is no default continuing, this acceleration of payment may be rescinded by the holders of at least a majority in aggregate principal amount of the debt securities of the series. (Section 7.01)

The trustee must within 90 days after a default occurs, notify the holders of the debt securities of the series of the default if we have not remedied it (default is defined to include the events specified above without the grace periods or notice). The trustee may withhold notice to the holders of such debt securities of any default (except in the payment of principal or interest) if it in good faith considers such withholding in the interest of the holders. (Section 7.08) We are required to file an annual certificate with the trustee, signed by an officer, stating any default by us under any provisions of the indenture. (Section 5.06)

Prior to any declaration of acceleration of maturity, the holders holding a majority of the principal amount of the debt securities of the particular series affected, on behalf of the holders of all debt securities of that series, may waive any past default or Event of Default. We cannot, however, obtain a waiver of a payment default. (Section 7.07)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless such holders offer the trustee reasonable indemnity. (Section 8.02(d)) Subject to the provisions for indemnification and certain other limitations, the holders of a majority in principal amount of the debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such debt securities. (Section 7.07)

In order to bypass the trustee and take steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an Event of Default has occurred and remains uncured;

•	the holders of 25% of the principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 7.04)

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to, or make a request of, the trustee and to make or cancel a declaration of acceleration.

SUPPLEMENTAL INDENTURES

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Each Holder’s Approval. The following changes require the approval of each holder of debt securities:

•	extend the fixed maturity of any debt security;

•	reduce the interest rate (or change the method used to establish the interest rate) or extend the time of payment of interest;

•	reduce any premium payable upon redemption;

•	reduce the principal amount;

•	reduce the amount of principal payable upon acceleration of the maturity of a discounted debt security following default;

•	change the currency of payment on a debt security; or

•	reduce the percentage of securityholders whose consent is required to modify or amend the indenture (Section 11.02)

Changes Not Requiring Holder Approval. These types of changes are limited to those changes specified in the indenture, including those which are of an administrative nature or are changes that would not adversely affect holders of the debt securities. (Section 11.01)

Changes Requiring 66-2/3% of all Holders to Approve. A vote in favor by securityholders owning not less than 66-2/3% of the principal amount of the debt securities of the particular series affected is required for any other matter listed in the indenture or in a particular security. (Section 11.02)

“Street name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

CONSOLIDATION, MERGER OR SALE

We may not merge or consolidate with any corporation or sell substantially all of our assets as an entirety unless:

•	we are the continuing corporation or the successor corporation expressly assumes the payment of principal, and premium, if any, and interest on the debt securities and the performance and observance of all the covenants and conditions of the indenture binding on us (Section 12.01); and

•	we, or the successor corporation, are not immediately after the merger, consolidation, or sale in default in the performance of a covenant or condition in the indenture. (Section 12.02)

DISCHARGE

The indenture provides that we can discharge and satisfy all of our obligations under any series of notes that are payable within one year, or under any series of notes that we deliver to the trustee (and that have not already been cancelled), by depositing with the trustee or any paying agent, enough funds to pay the principal and interest due or to become due on the notes until their maturity date. (Section 13.01)

CONVERSION

General

We may issue debt securities that may be converted into or exercised or exchanged for our common stock, preferred stock or any of our other securities. Debt securities will not be convertible unless the applicable prospectus supplement expressly so states. We refer to these securities as convertible debt securities. The discussion that follows contemplates that the debt securities we may issue will be convertible into common stock. The applicable prospectus supplement will discuss the terms of any debt securities that may be convertible into any other type of security.

Any convertible debt securities will be issued pursuant to a supplemental indenture to the indenture between us and The Bank of New York dated January 24, 2003. For clarity, we have used the designation “FSI” when discussing the provisions of the supplemental indenture below.The applicable prospectus supplement for any series of convertible debt securities will set forth the terms of the convertible debt securities, including the conversion rate at which the holder of any convertible debt security of that series may initially convert that security into common stock. The conversion rate for any series of outstanding convertible debt securities will be expressed as a number of shares per $1,000 principal amount of convertible debt securities, and will be adjusted in certain circumstances as described in “Adjustment of Conversion Rate” below. The right to convert a convertible debt security called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date for that security, unless we default in making the payment due upon redemption. (FSI Section 2.1)

Exercise of Conversion Privilege

Securityholders may convert all or part of any convertible debt security by delivering the convertible debt security at an office or agency maintained for that purpose. Unless the applicable prospectus supplement for a series of convertible debt securities states otherwise, that office will be the corporate trust office of the trustee at 101 Barclay Street, Floor 8 West, New York, New York, 10286; Attention: Corporate Trust Administration, and the trustee will serve as conversion agent. The convertible debt security surrendered for conversion must be accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee. The conversion  date will be the date on which the convertible debt security and the duly signed and completed conversion notice are so delivered.  (FSI Section 2.2)

As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificates will then be sent by the trustee to the conversion agent for delivery to the holder of the convertible debt security being converted. The shares of our common stock issuable upon conversion of the convertible debt securities will be fully paid and nonassessable and will rank equally with the other shares of our common stock. (FSI Sections 2.2 and 2.3)

“Street name” and other indirect holders should consult their banks or brokers for information on how to exercise their conversion privilege.

Interest and Other Payments in Connection with Convertible Debt Securities

If a securityholder surrenders a convertible debt security for conversion on a date that is not an interest payment date, that securityholder will not be entitled to receive any interest for the period from the preceding interest payment date to the conversion date, except as described below. However, a securityholder of a convertible debt security on a regular record date, including a convertible debt security surrendered for conversion after the regular record date, will receive the interest payable on such convertible debt security on the next interest payment date. Thus to correct for this overpayment of interest, any convertible debt security surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of convertible debt securities being surrendered for conversion. However, a securityholder will not be required to make that payment if he or she is converting a convertible debt security, or a portion of a convertible debt security, that we have called for redemption if such securityholder’s conversion right would terminate because of the redemption between the regular record date and the close of business on the next interest payment date. (FSI Section 2.2)

No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash in lieu of fractional shares based on the market price of our common stock at the  close of business on the conversion date.  (FSI Section 2.3)

If a securityholder delivers a convertible debt security for conversion, the securityholder will not be required to pay any taxes or duties in respect of the issue or delivery of common stock on conversion. However, the securityholder will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than that of the holder of the convertible debt security. We will not issue or deliver certificates representing shares of common  stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that such tax or duty has been paid.  (FSI Section 2.8)

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Adjustment of Conversion Rate

The conversion rate will be subject to adjustment for, among other things:

•	dividends and other distributions payable in our common stock on shares of our capital stock;

•	the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of such common stock as of the record date for stockholders entitled to receive such rights, options or warrants;

•	subdivisions, combinations and reclassifications of our common stock;

•	distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

■	those dividends, rights, options, warrants and distributions referred to above;

■	dividends and distributions paid exclusively in cash, subject to certain exceptions; and

■	distributions upon mergers or consolidations discussed below;

•	distributions consisting exclusively of cash, excluding cash distributed upon a merger or consolidation discussed below, to all holders of our common stock in an aggregate amount that, combined together with:

■	other all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made; and

■	any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization on the record date for the distribution, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding; and

•	the completion of a tender offer made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, together with:

■	any cash and the fair market value of other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made; and

■	the aggregate amount of any cash distributions to all holders of our common stock within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made,

exceeds	10% of our market capitalization on the expiration of such tender offer.

We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order to avoid or diminish any income tax to holders of our common stock resulting from certain dividends, distributions or issuances of rights or warrants. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1% or more of the conversion rate. (FSI Section 2.4)

To the extent permitted by law, we may increase the conversion rate for any period of at least 20 days if the increase is irrevocable during such period and our board of directors determines that the increase would be in our best interest. The board of directors’ determination in this regard will be conclusive. We will give holders of convertible debt securities at least 15 days’ notice of such an increase in the conversion rate. (FSI Section 2.4(12))

We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered convertible debt securities of any adjustments. (FSI Section 2.5)

Provision in Case of Consolidation, Merger or Sale of Assets

If we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each convertible debt security then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the convertible debt securities were convertible immediately prior to the consolidation, merger, sale or transfer. This calculation will be made on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have to select a particular type of consideration. This paragraph will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of the common stock. (FSI Section 2.11)

Our Relationship With the Trustee

The trustee under the indenture, and/or one or more of its affiliates, may be lenders under our, or our subsidiaries’ and affiliates’, credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates. The trustee will be permitted to engage in other transactions with us and/or our subsidiaries and affiliates. However, if the trustee acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate the conflict or resign.

The trustee will perform only those duties that are specifically set forth in the indenture, unless an event of default occurs and is continuing. In case, the trustee will exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs.

DESCRIPTION OF CAPITAL STOCK

The following briefly summarizes the provisions of our charter and bylaws. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our charter and bylaws. See “Where You Can Find More Information.”

Authorized Common Stock

Our authorized capital stock includes 250,000,000 shares of common stock without par value. As of January 14, 2003, 198,349,772 shares have either been issued and are now outstanding or have been reserved for issuance, and 51,650,228 shares are authorized but unissued and unreserved.

Authorized Preferred Stock

Our Board of Directors can, without further action by our shareholders, establish from the 25,000,000 undesignated shares of preferred stock, $0.01 per share par value, authorized by our charter one or more series of preferred stock. As of January 14, 2003, none of our preferred stock is issued or reserved for issuance.

Description of Common Stock

Dividend Rights

We will pay dividends on our common stock when declared by our board of directors. However, we must first pay all dividends and any redemption payments due on any outstanding shares of our preferred stock before paying common stock dividends.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters on which shareholders vote. There are no cumulative voting rights.

Liquidation

If we liquidate or dissolve, common stockholders will share equally in any assets remaining after full payment of liabilities to our creditors and the liquidation value per share plus accrued dividends due to holders of any outstanding shares of our preferred stock.

General

Holders of our common stock do not have any preemptive or special rights to purchase any shares of common stock we may issue at a later date. In addition, as holders of common stock, you have no redemption, conversion or sinking fund rights. When issued to you, the common stock will be legally issued, fully paid and nonassessable.

Description of Preferred Stock

We may issue preferred stock in one or more series, as described below. The following briefly summarizes the provisions of our charter that would be important to holders of our preferred stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our charter. See “Where You Can Find More Information.”

The description of most of the financial and other specific terms of each series will be in the prospectus supplement in connection with the offering of that series. Those terms may vary from the terms described herein.

As you read this section, please remember that the specific terms of each series of preferred stock as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements we make in this section may not apply to every series of preferred stock.

Reference to a series of preferred stock means all of the shares of preferred stock issued as part of the same series under articles supplementary filed as part of our charter. Reference to the applicable prospectus supplement means the prospectus supplement describing the specific terms of that offering of preferred stock you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

The prospectus supplement relating to a particular series of preferred stock will contain a description of the specific terms of that series as fixed by our Board, including, as applicable:

•	the number of shares;

•	the designation;

•	the voting powers;

•	votes per share (which cannot be greater than one vote per share);

•	liquidation preferences;

•	relative participating, optional or other rights;

•	conversion or exchange rights;

•	redemption rights;

•	put and sinking fund provisions;

•	dividend rights;

•	the terms or conditions of redemption; and

•	any other applicable terms.

In some cases, the issuance of preferred stock could delay a change in control of Constellation Energy and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock.

When we issue and receive payment for the preferred stock, the shares will be fully paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, the preferred stock will rank on a parity in all respects with any outstanding shares of our preferred stock and will have priority over our common stock as to dividends and distributions of assets. Therefore, the rights of any preferred stock that may subsequently be issued may limit the rights of the holders of our common stock and preferred stock.

The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

The applicable prospectus supplement relating to any series of preferred stock that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for shares of common stock, another series of preferred stock or other securities of Constellation Energy, or debt or equity securities of third parties.

Maryland General Corporation Law and the Charter and Bylaws

Constellation Energy is a Maryland corporation. Provisions of Maryland’s General Corporation Law (“Maryland Law”), in addition to provisions of our charter and bylaws, address corporate governance issues, including the rights of shareholders. Some of these provisions could hinder management changes while others could have an anti-takeover effect. This anti-takeover effect may, in some circumstances, reduce the control premium that might otherwise be reflected in the value of our stock.

We have summarized the key provisions of Maryland Law and our charter and bylaws below. Because it is a summary, it does not contain all of the information that may be important to you. You should read our charter and bylaws (see Where You Can Find More Information), and the relevant sections of Maryland Law to get a complete understanding of your rights. This summary is subject to, and qualified in its entirety by, reference to all the provisions of our charter, bylaws and Maryland Law.

Business Combination Statute. Subject to certain exceptions, Maryland Law prohibits certain business combinations between a corporation and an interested stockholder for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements. The statute requires a business combination which is not excepted and which takes place after the five-year moratorium to be approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by the outstanding shares of voting stock of the corporation, voting together as a group; and (2) two-thirds of the votes entitled to be cast by holders of voting stock other than the interested stockholder who is a party to the combination, voting together as a group. An interested stockholder is defined as a beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting stock of the corporation. However, a person is not an interested stockholder if, prior to the most recent time at which such person would otherwise have become an interested stockholder, the board of directors of the corporation approved the transaction which otherwise would have resulted in the person’s becoming an interested stockholder (which approval may be made subject to compliance at or after the time of approval, with any terms and conditions determined by the board, e.g., a standstill requirement). Maryland Law allows companies to opt out of this provision. We have not opted out.

Control Share Statute. Maryland Law provides, with certain exceptions, that control shares (generally, shares with more than one-tenth, one-third and a majority of the power to vote generally in the election of directors) of a corporation acquired in a control share acquisition have no voting rights except to the extent approved by the stockholders by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter, excluding interested shares. If the stockholders do not accord voting rights to the control shares, the corporation may redeem the control shares under certain circumstances. Unless the charter or bylaws provide otherwise, if voting rights are approved, and as a result the interested stockholder becomes entitled to exercise a majority or more of the voting power of all shares of the corporation, non-interested stockholders will have dissenters’ rights. Maryland Law allows companies to opt out of this provision. We have opted out, but can opt back in at our option.

Corporate Governance. Shareholders of Constellation Energy may remove directors only for cause upon the affirmative vote of the holders of at least a majority of the combined voting powers of the classes of capital stock entitled to vote in the election of directors. The number of directors may be fixed only by vote of the board of directors and vacancies on the board may be filled only by the affirmative vote of a majority of the remaining directors in office. Directors have staggered terms of office and each director is elected for a 3-year term. Shareholder proposals and nominations are subject to specified restrictions and procedures contained in our bylaws. The effect of these provisions could be to delay the shareholders’ ability to elect a majority of new directors.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase debt securities, preferred stock, common stock or any combination of these securities and these warrants may be issued by us independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. We currently expect The Bank of New York to act as warrant agent if we issue any warrants. The warrant agent will act solely as our agent in connection with the warrants of the series for which it is appointed and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants of that series.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which has been filed as an exhibit to the registration statement which contains this prospectus.

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. The exercise price for the warrants will be subject to adjustment in accordance with the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of shares of our common stock or preferred stock, as applicable, at a future date or dates. The price per share of common stock or preferred stock, as applicable, may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. We may issue stock purchase contracts in such amounts and in as many distinct series as we wish. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and beneficial interests in debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts, which we refer to in this prospectus as units. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock or preferred stock, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

•	whether the stock purchase contracts will be issued in fully registered or global form; and

•	any other terms of the stock purchase contracts.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the relevant unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities offered (a) through agents; (b) by underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.

In some cases we may also repurchase the securities and reoffer them to the public by one or more of the methods described above.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

By Agents

Offered securities may be sold on a one time or a continuing basis by agents designated by us. The agents agree to use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and us.

By Underwriters or Dealers

If underwriters are used in the sale, the underwriters may be designated by us or selected through a bidding process. The securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Only underwriters named in the applicable prospectus supplement are deemed to be underwriters in connection with the securities offered hereby.

If dealers are utilized in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

Direct Sales

We may also sell securities directly to the public. In this case, no underwriters or agents would be involved.

General Information

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase securities from us at the public offering price pursuant to delayed delivery contracts providing for payment and delivery on a later date or dates, all as described in the applicable prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the securities shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

•	the purchase by an institution of the securities covered by its delayed delivery contract shall not, at any time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such jurisdiction is subject; and

•	if the securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

Unless otherwise specified in the related prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement or issuable upon conversion of another offered security will be listed on the NYSE, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but no underwriter will be obligated to do so and any underwriter may discontinue any market making at any time without notice. We cannot predict the activity of trading in, or liquidity of, our securities.

In connection with sales by an agent or in an underwritten offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, in the over-the-counter market or otherwise.

We may from time to time, without the consent of the existing security holders, create and issue further securities having the same terms and conditions as the securities being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest or dividends therein or other terms as noted in the applicable prospectus supplement. Additional securities issued in this manner will be consolidated with, and will form a single series with the previously outstanding securities.

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

VALIDITY OF THE SECURITIES

Unless otherwise noted in the applicable prospectus supplement, one of our lawyers will issue an opinion regarding the validity of the securities offered pursuant to this prospectus. Our lawyer may rely as to matters of New York law on the opinion of Sullivan & Cromwell LLP, New York, New York. Unless otherwise noted in the applicable prospectus supplement, Cahill Gordon & Reindel, New York, NY will issue an opinion regarding certain legal matters for any underwriters, dealers or agents. Cahill Gordon & Reindel represents Constellation Energy and BGE from time to time. Cahill Gordon & Reindel will rely on the opinion of our lawyers as to matters of Maryland law and the applicability of the Public Utility Holding Company Act of 1935.

EXPERTS

The financial statements and financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Constellation Energy Group, Inc. for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Constellation Energy files annual, quarterly and special reports, proxy statements and other information with the SEC. Prior to Constellation Energy becoming BGE’s holding company, reports, statements and other information were filed by BGE under the name “Baltimore Gas and Electric Company.” You may read and copy any document filed by BGE or Constellation Energy at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information, regarding companies (including Constellation Energy and BGE) that file documents with the SEC electronically. Constellation Energy’s SEC filings may also be obtained from our web site at http://www.constellationenergy.com.

The addresses for both the SEC’s and Constellation Energy’s website are inactive textual references only and the contents of those sites (other than the documents incorporated by reference as set forth below) are not a part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC. In addition, the SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 from now until the time the registration becomes effective and thereafter until we sell all the securities.

•	Annual Report on Form 10-K for the year ended December 31, 2001.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

•	Current Reports on Form 8-K filed on January 30, 2002, January 31, 2002, March 19, 2002, August 14, 2002 and August 23, 2002.

•	Description of the Common Stock and Preferred Stock under the caption “Proposal No. 1, Approval of the Share Exchange and Formation of the Holding Company— Constellation Energy Capital Stock” in the Proxy Statement and Prospectus contained in Amendment No. 1 to Constellation Energy’s Registration Statement on Form S-4 (Reg. No. 33-64799).

Any person, including any beneficial owner, may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Shareholder Services

Constellation Energy Group, Inc.

39 W. Lexington Street

Baltimore, Maryland 21201

410-783-5920

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

$550,000,000

4.55% Notes due June 15, 2015

P R O S P E C T U S    S U P P L E M E N T

CITIGROUP   BANC OF AMERICA SECURITIES LLC   DEUTSCHE BANK SECURITIES

ABN AMRO INCORPORATED    BNP PARIBAS    CREDIT SUISSE FIRST BOSTON

LEHMAN BROTHERS                MORGAN STANLEY

SCOTIA CAPITAL        SUNTRUST ROBINSON HUMPHREY        WACHOVIA SECURITIES

June 10, 2003